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                                                                                                          OMB APPROVAL
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                                  UNITED STATES                                                  OMB Number: 3235-0058
                       SECURITIES AND EXCHANGE COMMISSION                                        Expires:  June 30, 1994
                             WASHINGTON, D.C. 20549                                              Estimated average burden
                                                                                                 hours per response....2.50
                                   FORM 12b-25                                                   ------------------------------

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                           NOTIFICATION OF LATE FILING                                                 SEC FILE NUMBER
                                                                                                          000-27592
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                                                                                                 ------------------------------
 (Check One):    [X]  Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q  [ ] Form N-SAR  CUSIP NUMBER
                                                                                                -------------------------------
           For Period Ended:     JUNE 30, 2002
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           [ ]   Transition Report on Form 10-K
           [ ]   Transition Report on Form 20-F
           [ ]   Transition Report on Form 11-K
           [ ]   Transition Report on Form 10-Q
           [ ]   Transition Report on Form N-SAR
           For the Transition Period Ended:
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                              Read Instruction (on back page) Before Preparing Form. Please Print or Type.

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I-REGISTRANT INFORMATION

     SCANTEK MEDICAL INC.
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     Full Name of Registrant


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     Former Name if Applicable

     4B WING DRIVE
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     Address of Principal Executive Office (Street and Number)

     CEDAR KNOLLS, NEW JERSEY  07834
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     City, State and Zip Code



PART II-RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

                  (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or
      [X] portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required by
                      Rule 12b-25(c) has been attached if applicable.

PART III-NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion hereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

INFORMATION FROM OUR FOREIGN SUBSIDIARY HAS NOT BEEN RECEIVED.

PART IV-OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        ZSIGMOND L. SAGI                   (973)                 401-0434
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                (Name)                  (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been
        filed? If answer is no, identify report(s). [X] Yes      [ ]   No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
        portion thereof?                            [ ] Yes      [X]   No

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                              SCANTEK MEDICAL INC.
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                  (Name of Registrant as Specified in Charter)

        has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    September 30, 2002                       By /s/ Zsigmond L. Sagi
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

   1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

   2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

   3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

   4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been furnished. The form shall be clearly identified as an amended notification.